EXHIBIT 10.34

INVERSIONES TURISTICAS GAMING UNLIMITED S.A.

PURCHASE OPTION AGREEMENT

by and between

H y H Investments, S.A.

and/or Assigns

as SELLER

and

Elite Data Services, Inc.

as BUYER

THIS OPTION AGREEMENT ("Agreement") made and entered into this 30th day of November, 2014 between H y H Investments, Sociedad Anonima (hereafter the “Seller”) and Elite Data Services Inc. (hereafter the “Buyer”) hereby replaces the Purchase and Sale Agreement entered November 12, 2014. The purpose of this Option Agreement is for the mutual benefit of both the Seller and Buyer:

WITNESSETH:

WHEREAS, Seller is the legal owner of Inversiones Turisticas Gaming Unlimited S.A., (hereafter “ITGU”) a Honduras corporation, in whose sole assets consist of a license to operate five casino tables and one hundred and fifty slot machines on Roatan, a bay island of Honduras.

WHEREAS, Buyer desires to procure an option to acquire ITGU upon the terms and provisions as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties hereto and for the mutual covenants contained herein, Seller and Buyer hereby agree as follows:

1.	Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

(a)	"Execution Date" shall mean the day upon which the last party to this Agreement shall duly execute this Agreement;

(b)	"Option Fee" shall mean the total sum of a down payment of One Hundred Thousand Dollars ($100,000.00) plus all closings costs, payable as set forth below;

(c)	"Option Term" shall mean that period of time commencing on the Execution Date and ending on or before January 31, 2015;

(d)	"Option Exercise Date" shall mean that date, within the Option Term, upon which the Buyer shall send its written notice to Seller exercising its Option to Purchase;

(e)	"Closing Date" shall mean the last day of the closing term or such other date during the closing term

2.

Grant of Option. For and in consideration of the Option Fee payable to Seller as set forth herein, Seller does hereby grant to Buyer the exclusive right and Option ("Option") to purchase ITGU upon the terms and conditions as set forth herein.

3.

Payment of Option Fee. Buyer agrees to pay the Seller a down payment of One Hundred Thousand Dollars by Fifty Thousand (50,000) Shares of the Company’s [Symbol: DEAC] restricted stock valued at $2.00 per share.

4.

Exercise of Option. Buyer may exercise its exclusive right to acquire ITGU pursuant to the Option, at any time during the Option Term, by giving written notice thereof to Seller. As provided for above, the date of sending of said notice shall be the Option Exercise Date. In the event the Buyer does not exercise its exclusive right to purchase ITGU granted by the Option during the Option Term, Seller shall be entitled to retain the Option Fee, and this agreement shall become absolutely null and void and neither party hereto shall have any other liability, obligation or duty herein under or pursuant to this Agreement.

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5.

Consents and Approvals. All necessary government filings and approvals relating to the transactions contemplated by this Agreement and the Contract, and all consents and approvals of third parties necessary for the consummation of the transactions contemplated by this Agreement and the Contract, shall have been obtained.

6.

Purchase and Sale Agreement. In the event that the Buyer exercises its exclusive Option as provided for in the preceding paragraph, Seller agrees to sell and Buyer agrees to acquire ITGU’s corporation stock and both parties agree to execute a contract for such acquisition in accordance with the following terms and conditions:

a)

Purchase Price. The purchase price for ITGU shall be the sum of Ten Million Dollars ($10,000,000.00) due and payable as follows: the Buyer shall make a cash payment of Two Million Dollars ($2,000,000.00) on or before thirty days from the option exercise date with the remaining balance of Eight Million Dollars ($8,000,000.00) payable as follows: Two Million Dollars ($2,000,000.00) due January 1, 2016, Two Million Dollars ($2,000,000.00) due January 1, 2017, Two Million Dollars ($2,000,000.00) due January 1, 2018, and One Million Nine Hundred Dollars ($1,900,000.00) due on January 1, 2019, payable in either cash or the Buyer’s stock [Symbol: DEAC] at no higher than $4.00 per share and no lower than the share value on December 20th of each prior year. It is the sole discretion of the Seller to receive cash or stock, unless specifically objected to by the Company’s Board of Directors for each annual payment. If the Buyer exercises its option, the Buyer shall receive a credit for the option fee of One Hundred Thousand Dollars ($100,000.00) toward the purchase price as reflected in the January 1, 2019 payment.

b)

Prepayment. Prepayment of this Agreement will not result in any penalties or any liability to Buyer. Buyer may pay the purchase price by cash and Seller Agrees to deduct such payments of the entire purchase price.

c)

Acceleration. This Agreement provides that if the Buyer disposes or agrees to dispose of ITGU, the full balance will immediately become due and payable at the Seller’s option. The Agreement further provides that if the Buyer fails to make any annual payments to the Seller before February 1 of each year, the full balance will immediately become due and payable at the Seller’s option.

d)	Closing Date. The closing date shall on or before January 31, 2015;

e)

Closing Costs. The Buyer(s) agrees to pay all closing costs and stamp taxes at the time of transfer of possession, and Buyer(s) further agrees to reimburse Seller(s) for all taxes on the above described corporation stock and casino license from the execution date, as such becomes due.

f)	Date of Possession. The date of possession shall be the date in which the first Two Million ($2,000,000) cash payment has been delivered to Seller or its designated agent.

g)

Default by Buyer; Remedies of Seller. In the event Buyer, after exercising the Option, fails to proceed with the closing of the purchase of ITGU pursuant to the terms and provisions as contained herein and/or under this Agreement, Seller shall be entitled to retain the Option Fee as liquidated damages and shall have no further recourse against Buyer;

h)

Default by Seller; Remedies of Buyer. In the event Seller fails to close the acquisition of ITGU pursuant to the terms and provisions of this Agreement, Buyer shall be entitled to either sue for specific performance or sue for money damages.

7.

Compliance an Law with Regulatory Bodies. This Agreement must be in compliance with all applicable Federal and state laws and regulations including, without limitation, compliance with applicable Honduras laws and with the rules of the Securities and Exchange Commission. Any share certificate issued to evidence shares for which an option is exercised may bear legends and statements, and be subject to such restrictions, as the Company will deem advisable to assure compliance with Federal and state laws and regulations. Both Buyer and Seller agree that these regulatory changes may incur modification of the Agreement and that such terms shall be requisitely modified as immaterial unless such modification changes the provisions as specified in this paragraph.

8.	Option Renewal and Extension. This option shall be renewable and/or extended upon the exclusive consent of the Seller and may be subject to additional option requirements.

9.

Indemnification. The Seller represent and warrant that the Buyer will not incur any liability of any kind or nature whatsoever in connection with the consummation of this Agreement to any third party, and the Seller agrees to indemnify, defend and hold harmless the Buyers, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims.

10.

Severability. If any provision of this Agreement should, for any reason, be held violative of any applicable law, and so much of this Agreement, be held unenforceable, then the invalidity of such a specific provision in this Agreement shall not be held to invalidate any other provision in this Agreement, which other provisions shall remain in full force and effect unless removal of the invalid provisions destroys the legitimate purposes of this Agreement, in which event this Agreement shall be cancelled.

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11.	MISCELLANEOUS.

(a)	Execution by Both Parties. This Agreement shall not become effective and binding until fully executed by both Buyer and Seller.

(b)	Notice. Any and all notice under the terms and provisions of this Agreement shall be in writing with a copy of same to the Buyer and Seller.

(c)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Honduras, C.A.

(d)

Successors and Assigns. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective heirs, successors, trustees in bankruptcy, administrators, executors and successors in title of any form whatsoever of the Seller and of the Buyer.

(e)	Time. Time is and shall be of the essence with all terms and conditions of this Agreement.

(f)

Signatures. Signatures via facsimile shall have the same validity as original signatures. E-mail acceptances, offers, counter-offers, etc., shall have the same validity as if they were a signed original document and shall be incorporated into and form part of this Agreement.

(g)

Condition of Buyer. The Seller agrees to deliver to the Buyer clear title to the corporation stock and casino license clear of all defects, liens, and encumbrances, restrictions or pending litigation upon completion of all terms and conditions of this Agreement.

(h)

Condition of Seller. Neither the Seller, employees nor agents have made any warranties or representations of any kind relating to ITGU and Buyer is responsible to conduct his own due diligence in connection with the Agreement. Buyer understands that additional approvals will have to be granted to transfer ITGU to the Buyer’s proposed casino location and that Buyer must comply with all Honduras laws and regulations when in so doing. Seller shall reasonably assist with the transfer of such and Buyer shall be responsible for its execution.

(i)

Headings. The headings inserted at the beginning of each paragraph and/or subparagraph are for convenience of reference only and shall not limit or otherwise affect or be used in the construction of any terms or provisions hereof.

(j)	Cost of this Agreement. Any cost and/or fees incurred by the Buyer or Seller in executing this Agreement shall be borne by the respective party incurring such cost and/or fee.

(k)

Entire Agreement. This Agreement contains all of the terms, promises, covenants, conditions and representations made or entered into by or between Seller and Buyer and supersedes all prior discussions and agreements whether written or oral between Seller and Buyer with respect to the Option and all other matters contained herein and constitutes the sole and entire agreement between Seller and Buyer with respect thereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and executed by both Seller and Buyer with the formalities hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under proper authority:

By:	/s/ Steven Frye
Steven Frye, CEO & President

By:	/s/ W.P. Stevenson
H y H Investments, Sociedad Anonima

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